Exhibit 99.1

Baker Hughes, a GE company Announces Pricing of Offering of $3,950,000,000 of Senior Notes by Baker Hughes, a GE company, LLC

LONDON & HOUSTON (December 6, 2017) — Baker Hughes, a GE company (NYSE: BHGE) (“BHGE”) today announced that its subsidiary, Baker Hughes, a GE company, LLC (“BHGE LLC”) has priced an offering of $3,950,000,000 aggregate principal amount of its senior notes, consisting of $1,250,000,000 aggregate principal amount of its 2.773% senior notes due 2022, $1,350,000,000 aggregate principal amount of its 3.337% senior notes due 2027 and $1,350,000,000 aggregate principal amount of its 4.080% senior notes due 2047 (collectively, the “Notes”).  Baker Hughes Co-Obligor, Inc. is a co-obligor of the Notes.  The sale of the Notes is expected to close on December 11, 2017, subject to customary closing conditions.

BHGE LLC intends to use the net proceeds from the offering of the Notes to: (1) purchase pursuant to its previously announced tender offers for any and all of its or its subsidiaries’ outstanding 7.50% senior notes due 2018 and 6.00% senior notes due 2018 (together, the “2018 Notes”) that are validly tendered, (2) purchase up to $175 million in aggregate purchase price of its or its subsidiaries’ outstanding 8.550% debentures due 2024 and 6.875% notes due 2029 that are validly tendered, (3) redeem (or cause the applicable issuer to redeem) any remaining 2018 Notes not purchased in the tender offers in accordance with the relevant indentures, and (4) pay the related transaction fees and expenses.  BHGE LLC intends to use any remaining net proceeds from the offering of the Notes for general corporate purposes, which may include purchases of BHGE LLC’s common units from BHGE and General Electric Company in connection with the share repurchase authorization announced by BHGE on November 6, 2017.

The Notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States under Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release may contain forward-looking statements (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecast,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in BHGE’s Registration Statement on Form S-4 (File No. 333-216991), filed by BHGE with the Securities and Exchange Commission (“SEC”) and declared effective on May 30, 2017; BHGE’s subsequent quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2017 and September 30, 2017; BHGE LLC’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2017; and those set forth from time-to-time in other filings with the SEC by BHGE and BHGE LLC. The documents are available through BHGE’s website or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov.

Statements in this news release regarding share repurchases that are forward-looking are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause future events to differ materially from those currently estimated by management, including, but not limited to,

•	Significant disruptions in the equity markets could negatively impact our ability to repurchase the Class A shares or BHGE LLC’s ability to repurchase the common units.

•	Share repurchases may be suspended or discontinued by the Company at any time.

•	Net proceeds from the offering of Notes may be used for other general corporate purposes and therefore may not be available for share repurchases.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on our results of operations, financial condition or cash flows. BHGE and BHGE LLC undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statement, whether as a result of new information or developments, future events, or otherwise.

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About Baker Hughes, a GE company

Baker Hughes, a GE company (NYSE: BHGE) is a fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world.

Contacts:

Investor Relations:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Relations:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com